Copyright 2008 | MacroMarkets LLC | Ver.1.0

MacroShares Major Metro Housing

Initial Public Offering

OpenCross Auction

Filed Pursuant to Rule 433

Registration No. 333-151523

0

MACRO MARKETS

[redacted]
[redacted]
OpenCross
WR HAMBRECHT+CO
NYSE

MacroShares Major Metro Housing IPO Auction

MacroMarkets LLC © 2008

Major Metro Up

(UMM)

Investors

Major Metro Down

(DMM)

Investors

Stock

Placement
Agents

MacroShares Auction Basics

Auction
Platform

Participating
Dealers

Both size (number of shares) and price per share are required

Limit bids only

Only bids with size and price are valid and acceptable

Tiered Bidding is permitted

Investors may place bids at multiple price levels

Investors may place bids for Ups, Downs, or both Ups and Downs

IMPORTANT: If multiple bids are successful, the investor is
responsible for the aggregate allocation associated with all successful bids

Bidding Rules

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MacroShares Major Metro Housing IPO Auction

MacroMarkets LLC © 2008

Home Page:    http://www.wrhambrecht.com/index.html

Open IPO Overview:                 http://www.wrhambrecht.com/inst/openipo/index.html

Open IPO Auction Demo:      http://www.wrhambrecht.com/ind/auctions/openipo/sample/oipo_fl_web/index.html

Successful Track Record

(selected transactions)

Auction Manager

Proven Technology

Largest vendor of vehicular natural gas

One of the largest securities firms in the U.S.

Premier financial technology provider

Most significant technology IPO in last 10
years

Leading SaaS Vendor

Auction Manager Expertise

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MacroShares Major Metro Housing IPO Auction

MacroMarkets LLC © 2008

WRH + Co has leveraged its proven technology to develop

the OpenCross ® Auction for MacroShares initial public offerings

Auction Benefits

Efficient

Determines market prices for paired ("Up" and "Down“) MacroShares simultaneously

Each side of the paired security may be above or below the $25 par value for either side, but combined par value for both sides must equal $50

Delivers accurate pricing while maximizing offering size

Accesible, Transparent & Fair

Rules-based, transparent pricing process with uniform share allocation

Individuals and institutions participate (anonymously) on level playing field

For each security, all investors pay the same price (before mark-up), and never more than their bid

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Retail & Institutional Investors
Placement Agents
Broker / Syndicate
OpenCross
WR HAMBRECHT+CO
Institutional Investors
Retail & Institutional Investors
Participating Dealers
Broker / Syndicate
WR Hambrecht + Co's
OpenCross®
Auction Platform

MacroShares Major Metro Housing IPO Auction
MacroMarkets LLC © 2008

Bid Collection

Automated bid management interface for Placement Agents and Dealers

Placement Agents and Participating Dealers enter and manage their customers’ bids throughout the auction; effectively, each dealer manages its own book

Institutional customers have option of bidding through a salesperson or via the Web

OpenCross

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MacroShares
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Major Metro Housing Up

Return to Auctions

This auction is **OPEN**

This auction is scheduled to close on or about **1pm on Nov 14th.**

Step 1. Bidding Worksheet → **Step 2. Confirm Bids** → Step 3. Logout or Make Changes

Please Confirm

Please confirm that you are entering **3** bids in the **Major Metro Housing Up** auction totaling **45,000** shares at prices ranging from **$25.00** to **$25.90**.
Your bid details follow.

Price per Share	Bid Size (shares)	Cumulative Qty	Mark Up	Capital Commitment
$25.90	5,000	5,000	$0.55 per share	$132,250.00
$25.35	15,000	20,000	$0.50 per share	$517,000.00
$25.00	25,000	45,000	$0.50 per share	$1,147,500.00

If the public offering price of **Major Metro Housing Up** is **$25.00 or lower**, you may be awarded a total allocation of up to **45,000 shares**.
Your maximum capital commitment, given this schedule of bids, is **$1,147,500.00** including a mark up of **$0.50 per share**

IS THIS CORRECT?

No, return to bid worksheet | Yes, confirm my bids

Show Transparency

Hide Help

You have submitted new bids or changes to existing bids.

In order to successfully enter your changes, you must **Confirm** those bids.

IMPORTANT: The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll free 1-800-673-6474. The prospectus is also posted here: www.macromarkets.com.

Done

MacroShares Major Metro Housing IPO Auction

MacroMarkets LLC © 2008

Auction Bidding Interface (institutions)

OpenCross
MACRO MARKETS

≥29.00
28.00
27.00
26.00
25.00
24.00
23.00
22.00
≤21.00
Quantity (in millions)
20.0
15.0
10.0
5.0
0.0
≤21.00
22.00
23.00
24.00
25.00
26.00
27.00
28.00
≥29.00
Ups
Downs

MacroShares Major Metro Housing IPO Auction

MacroMarkets LLC © 2008

Auction Pricing

Pricing window displays full range of bid values for MacroShares Up and MacroShares Down

All accepted bids “stacked” from highest to lowest price, displaying distinct demand curves

The maximum number of paired securities that may be offered is determined by the crossing point between the two demand curves

OpenCross Auction offering of Up and Down MacroShares

Maximum Pairoff Size = 8,255,000 shares at a $24.76 price for Ups and a $25.24 price for Downs

$25 Par Value

Maximum
Pair-Off Size

Downs (DMM) $Price per share

Ups (UMM) $Price per share

OpenCross®

MACRO MARKETS

UMM				DMM			
CUMULATIVE	LIMIT BIDS	Price	Price	LIMIT BIDS	CUMULATIVE		PAYOFF
7,783,000	-	$24.84	$25.16	573,333	10,090,000		7,783,000
7,783,000	-	$24.83	$25.17	-	9,516,667		7,783,000
7,783,000	-	$24.82	$25.18	3,333	9,516,667		7,783,000
7,783,000	-	$24.81	$25.19	-	9,513,333		7,783,000
7,783,000	-	$24.80	$25.20	320,000	9,513,333		7,783,000
8,046,000	263,000	$24.79	$25.21	-	9,193,333		8,046,000
8,046,000	-	$24.78	$25.22	216,667	9,193,333		8,046,000
8,046,000	-	$24.77	$25.23	126,667	8,976,667		8,046,000
8,046,000		$24.76	$25.24	-	8,850,000		8,046,000
8,256,000	210,000	$24.75	$25.25	156,667	8,850,000		8,256,000
8,256,000	-	$24.74	$25.26	426,667	8,693,333		[illegible]
8,256,000	-	$24.73	$25.27	273,333	8,266,667		8,256,000
8,593,000	337,000	$24.72	$25.28	150,000	7,993,333		[illegible]
8,593,000	-	$24.71	$25.29	-	7,843,333		7,843,333
8,593,000	-	$24.70	$25.30	-	7,843,333		7,843,333
8,593,000	-	$24.69	$25.31	-	7,843,333		7,843,333
8,593,000	-	$24.68	$25.32	-	7,843,333		7,843,333

MacroShares Major Metro Housing IPO Auction

MacroMarkets LLC © 2008

     Sample Auction Order Book

Auction “Order Book” Illustration

Investors identify their

order size and bid price

In this illustration, the optimum pairoff is +/- $0.27 to Underlying Value (UV)

Total number of shares to be

issued upon auction close

MacroShares Major Metro Housing IPO Auction

MacroMarkets LLC © 2008

Auction Timeline

The auctions for MacroShares Major Metro Housing Up (Ticker: UMM) and

            Down (Ticker: DMM) will take place simultaneously

Investors can bid any time during the auction through participating agents or dealers

Investors may enter bids, modify, and cancel bids up until the official auction close

Once the auction has closed, investors cannot add or modify their bids

The auctions will close at a tbd deadline, approximately two weeks after opening

Notices of acceptance, which include pricing information and allocations, will be communicated to investors in the afternoon on the day the auction closes

Bids Submitted

Trading

Begins

Auction
Begins

Roadshow
Begins

Auction
Closes

< 6 Hours

Notices of
Acceptance
Communicated

T+1

Investor
Confirms and
Reconciliations

T+2

Amended Trade
Instructions
Sent to Trustee

T+3

Shares
Exchanged for
$ funds; Trust
Seeded

Approximately 2 Weeks

MacroMarkets

OpenCross
WR HAMBRECHT + CO
OpenCross
WR HAMBRECHT + CO
NYSE

MacroShares Major Metro Housing IPO Auction

MacroMarkets LLC © 2008

Auction Platform

Auction Platform

                   Bidders

Specify:

Security (UMM or DMM)

Order size (# of shares)

Price

   Placement Agents (PAs)

Place client orders

    on OpenCross platform

                     Bidders

Send bid revisions, if any, to PA

     Placement Agents

Make any revisions to
client orders on
OpenCross platform

At auction close:

Compiles final bids with volume and prices

Allocations determined

Notifies PAs of successful client bids

          Placement Agents

Receive auction close info and
DTC settlement instructions
from State Street

Have 1 b.d. after the notice to
confirm DTC info

Cancellations and corrections
to DTC, if any, within 2 b.d. of
auction close

UMM and DMM
begin trading

               Bidders

Notified of successful bids

Forward funds to PA

      Placement Agents

Collect funds from clients
w/ successful bids

Forward funds to DTC

Shares delivered to
investors

Auction Process Overview

Compiles bids

Determines clearing prices for UMM and DMM based

    on order sizes & bid prices

Sends price and volume info to Bidder

MACRO MARKETS

MacroShares Major Metro Housing IPO Auction

MacroMarkets LLC © 2008

Important Information

Market information displayed herein is obtained from non-proprietary market sources, and is subject to frequent change.  MacroMarkets LLC and its affiliates cannot attest to the accuracy, completeness, or timeliness of any information obtained from third party sources.

The content herein may contain "forward-looking statements," including projections, forecasts and estimates. These forward-looking statements are based upon certain assumptions. Actual events are difficult to predict and may differ from those assumed herein or used within any pricing calculators. Accordingly, there can be no assurance that the estimated returns or outcomes described herein can be realized, that the factual assumptions upon which forward-looking statements are based will materialize or that actual results will not be materially different than those presented herein.  Any historical performance information included herein is presented by way of example only.  Historical performance information is not indicative of future performance or of future investment returns of MacroShares or any other product.

The information herein concerning MacroShares is solely for informational purposes and constitutes neither an offer to sell nor the solicitation of an offer to buy securities to any person in any jurisdiction.
The information presented herein is not, and is not intended to be, a complete discussion of all material information you should know about MacroShares or any other product.  If you are considering purchasing MacroShares, you should read the relevant prospectus thoroughly prior to making a purchase, and carefully consider the investment objectives and policies, risk considerations, charges and ongoing expenses applicable to the MacroShares before investing or sending money.  MacroShares are risky investments.  In addition to the normal risks associated with investing in securities generally, due to the unique structure of MacroShares, their underlying benchmarks, their terms and attributes, MacroShares can trade at premium or discounted prices relative to underlying values (UV), and may
exhibit higher volatility and have less liquidity when compared to more traditional equity or debt instruments.   Although liquidity providers and market makers commonly narrow or eliminate differences between the prevailing market price and corresponding UV applicable to traded securities through arbitrage, investors should expect premium and discounted market prices to prevail over most of the life of a MacroShares investment.  Premiums and discounts will be affected by a MacroShare issue’s expected remaining term, interest rates, supply and demand, structural leverage (if any), termination triggers, and other factors.  You may lose all of the money that you invest in MacroShares.  Any underwriter or dealer participating in the offering can arrange to send you the prospectus pertaining to a
MacroShares issue upon request.  You can also obtain a prospectus by accessing www.MacroShares.com, by calling toll-free 888-Macros1  (888-622-7671), or by visiting EDGAR on the SEC website at
www.sec.gov and searching for company filings under the name of MacroShares Housing Depositor, LLC.   All securities transactions by MacroMarkets LLC are conducted through its broker-dealer subsidiary, Macro Financial, LLC, member FINRA.

The content and any and all intellectual property rights herein are and shall remain at all times the property of MacroMarkets LLC or its licensors or suppliers.  The S&P/Case-Shiller Home Price Indices are licensed by Standard & Poor’s. The Case-Shiller® Indexes are a product of Fiserv, Inc.  MacroShares is an applied-for trademark of MacroMarkets LLC. All other trademarks, service marks or registered trademarks are the property of their respective owners.  “Standard & Poor’s®” and “S&P®” are registered trademarks of Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. and have been licensed for use by MacroMarkets LLC.  CSW®, Case-Shiller®, CS™, Fiserv®, and Case Shiller Indexes® are trademarks of Fiserv Fulfillment Services Inc. (f/k/a Fiserv CSW, Inc.) and have been licensed for use by Standard & Poor’s. Neither MacroShares nor any other financial product mentioned herein (the “Products”) are sponsored, endorsed, sold or promoted by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"), Fiserv, or any of their third party licensors.  Neither S&P nor its third party licensors make any representation or warranty, express or implied, to the owners of the Products or any member of the public regarding the advisability of investing in securities generally or in the Products particularly or the ability of any S&P/Case-Shiller Home Price Index to track performance of the residential real estate and housing markets. S&P's and its third party licensors’ only relationship to MacroMarkets is the licensing of certain trademarks and trade names of S&P and the third party licensors and of certain S&P/CS Indices, which are determined, composed and calculated by S&P or its third party licensors without regard to MacroMarkets or the Products. S&P and its third party licensors have no obligation to take the needs of its licensees or the owners of the Products into consideration in determining, composing or calculating any S&P/CS Index. Neither S&P nor its third party licensors is responsible for and none has participated in determining the pricing, quantities or timing of any issuance or sale of any Products by MacroMarkets or the assessment or method of settlement calculation therefor. S&P has no obligation or liability in connection with the administration, marketing or trading of the Products.

WITHOUT LIMITING THE FOREGOING, NONE OF MACROMARKETS LLC, ITS AFFILIATES, S&P, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE THIRD PARTY LICENSORS GUARANTEES
THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF ANY S&P/CASE-SHILLER HOME PRICE INDEX OR ANY DATA INCLUDED THEREIN, OR ANY COMMUNICATIONS
RELATED THERETO.  IN ADDITION, S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A
PARTICULAR PURPOSE OR USE WITH RESPECT TO ANY S&P/CS INDEX OR ANY DATA INCLUDED THEREIN.  IN NO EVENT WHATSOEVER SHALL MACROMARKETS, ITS AFFILIATES OR
THEIR THIRD PARTY LICENSORS, WHICH INCLUDE S&P AND ITS THIRD PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL
DAMAGES, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH
DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE. IN ADDITION, NEITHER MACROMARKETS LLC NOR ITS AFFILIATES NOR THEIR THIRD PARTY
LICENSORS, WHICH INCLUDE S&P AND ITS THIRD PARTY LICENSORS, SHALL BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS OF THE
DISSEMINATION OF ANY CONTENT, INCLUDING ANY S&P/CS INDEX.

For more information, contact MacroMarkets LLC  888-Macros1  x500  (888-622-7671  x500)  www.MacroMarkets.com